EXHIBIT 99.1

DEVELOPERS DIVERSIFIED REALTY CORPORATION

For Immediate Release:

Contact:	Scott A. Wolstein Chairman Chief Executive Officer 216-755-5500	Michelle A. Mahue Director of Investor Relations 216-755-5455

DEVELOPERS DIVERSIFIED REALTY REPORTS A 6.3%
INCREASE IN FFO PER SHARE FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2003

     CLEVELAND, OHIO, May 1, 2003 — Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust (“REIT”), today announced that first quarter 2003 Funds From Operations (“FFO”), a widely accepted measure of REIT performance, on a per share basis was $0.68 (diluted) and $0.69 (basic) compared to $0.64 (diluted) and $0.65 (basic) per share for the same period in the previous year, an increase of 6.3% diluted and 6.2% basic. FFO reached $49.3 million for the quarter ended March 31, 2003, as compared to $40.1 million for 2002. Net income for the three month period ended March 31, 2003 was $38.4 million, or $0.37 per share (diluted), compared to first quarter 2002 net income of $23.9 million, or $0.27 per share (diluted), an increase of 37.0%.

     Scott A. Wolstein, DDR’s chairman and chief executive officer stated, “I am pleased to report continued strong earnings growth driven by positive fundamentals in our portfolio. We are particularly pleased to achieve this growth while reducing the contribution of lease termination fees, merchant building gains and other non-traditional income sources by approximately $0.06 per share of FFO as compared to the first quarter of 2002. In addition, our balance sheet continues to reflect consistent improvement and enhanced financial flexibility, which positions the Company for additional growth through 2003 and beyond.”

     Management believes that Funds From Operations (“FFO”) provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined generally and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items and (v) certain non-cash items. These non-cash items principally include real property depreciation, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.

Leasing:

     Leasing activity continues to be strong throughout the portfolio. During the first quarter of 2003, the Company executed 58 new leases aggregating approximately 305,000 square feet and 99 renewals aggregating approximately 430,000 square feet. Rental rates on new leases increased by 26.6% to $13.90 per square foot and rental rates on renewals increased by 8.6% to $11.34 per square foot. On a blended basis, rental rates for new leases and renewals increased by 11.6% to $12.28 per square foot.

     At March 31, 2003, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $10.39. Excluding the impact of the properties acquired through the JDN Realty (“JDN”) merger, the average annualized base rent per occupied square foot for the portfolio was $10.79, as compared to $10.34 at March 31, 2002.

     As of March 31, 2003, the portfolio was 95.4% leased. Excluding the impact of the properties acquired through the JDN merger, the portfolio was 95.6% leased, as compared to 95.5% at March 31, 2002. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of March 31, 2003, the portfolio was 94.7% occupied. Excluding the impact of the properties acquired through the JDN merger, the portfolio was 94.8% occupied, as compared to 94.5% at March 31, 2002.

     Same store tenant sales performance over the trailing 12 month period within the Company’s portfolio remained strong at approximately $240 per square foot for those tenants required to report. Aggregate base and percentage rental revenues relating to Core Portfolio Properties (i.e., shopping center properties owned since January 1, 2002, excluding properties under redevelopment) increased approximately $1.4 million (or 1.7%) for the three month period ended March 31, 2003, compared to the same period in 2002.

Strategic Transactions:

     During the first quarter of 2003, the Company and JDN’s shareholders approved a definitive merger agreement pursuant to which JDN shareholders received 0.518 shares of DDR in exchange for each share of JDN stock on March 13, 2003. The transaction valued JDN at approximately $1.1 billion, which included approximately $576 million of assumed debt at the carrying amount and $50 million of preferred voting stock.

     DDR acquired 102 retail assets aggregating 23 million square feet including 16 development properties comprising approximately 6 million square feet of total GLA. Additionally, DDR acquired a development pipeline of nine properties representing 1.9 million square feet of total GLA with a total estimated cost of approximately $120 million. As a result of the transaction, as of March 31, 2002, DDR’s total market capitalization is approximately $5.2 billion (including its pro rata portion of unconsolidated joint venture debt).

     In March 2002, the Company announced its participation in a joint venture with Lubert-Adler Funds and Klaff Realty, L.P., which was awarded asset designation rights for all of the retail real estate interests of the bankrupt estate of Service Merchandise Corporation. The Company has a 25% interest in the joint venture. In addition, the Company earns fees for the management, leasing, development and disposition of the real estate portfolio. The designation rights enable the joint venture to determine the ultimate use and disposition of the real estate interests held by the bankrupt estate. At March 31, 2003, the portfolio consisted of approximately 88 Service Merchandise retail sites totaling approximately 5.0 million square feet. The transaction was approved by the U.S. Bankruptcy Court in Nashville, Tennessee and subsequently the designation rights were transferred to the joint venture.

     During the first quarter of 2003, the joint venture sold nine sites and received gross proceeds of approximately $16.4 million at an aggregate gain of $1.6 million. However, the joint venture recognized a pre tax loss of approximately $3.3 million of which the Company’s proportionate share was approximately $0.8 million. This loss was primarily attributed to the rejection of one lease initially valued at approximately $2.3 million and related party interest costs aggregating approximately $1.8 million. The Company also earned disposition, management, and leasing fees aggregating $0.6 million and interest income of $0.4 million in 2003 relating to this investment.

Expansions:

     For the three month period ended March 31, 2003, the Company completed an expansion/redevelopment of a shopping center located in North Canton, Ohio at an aggregate cost of approximately $2.4 million. The Company is currently expanding/redeveloping ten shopping centers located in Birmingham, Alabama; North Little Rock, Arkansas; Bayonet Point, Florida; Brandon, Florida; Tucker, Georgia; Fayetteville, North Carolina; Aurora, Ohio; Tiffin, Ohio; Riverdale, Utah and Taylorsville, Utah at a projected incremental cost of approximately $40.2 million. The Company is also scheduled to commence three additional expansion projects at the shopping centers located in Princeton, New Jersey; Erie, Pennsylvania and Monaca, Pennsylvania.

     For the three month period ended March 31, 2003, one of the Company’s joint ventures completed an expansion/redevelopment of a shopping center located in North Olmsted, Ohio at an aggregate cost of approximately $1.9 million. The Company’s joint ventures are currently expanding/redeveloping two shopping centers located in San Ysidro, California and Shawnee, Kansas at a projected incremental cost of approximately $7.5 million. The Company’s joint ventures are scheduled to commence one additional expansion project at the shopping center located in Deer Park, Illinois in 2003.

Development (Consolidated):

     During the three month period ended March 31, 2003, the Company completed construction of a 137,000 square foot shopping center located in Fayetteville, Arkansas and a 101,000 square foot shopping center located in Parker, Colorado.

     The Company currently has 18 shopping center projects under construction, 16 of which resulted from the merger with JDN. These projects are located in Meridian, Idaho (Phase II of the existing shopping center); Long Beach, California; Sacramento, California; Aurora, Colorado; Parker South, Colorado; Lithonia, Georgia; McDonough, Georgia; Overland Park, Kansas; Chesterfield, Michigan; Grandville, Michigan; Lansing, Michigan; Coon Rapids, Minnesota; St. John’s, Missouri; Hamilton, New Jersey; Erie, Pennsylvania; Frisco, Texas; Irving, Texas and Mesquite, Texas. These projects are scheduled for completion during 2003 and 2004 and will create an additional 3.2 million square feet of retail space.

     The Company anticipates commencing construction on four additional shopping centers located in Fort Collins, Colorado; Norwood, Massachusetts; St. Louis, Missouri and McKinney, Texas.

Development (Joint Ventures):

     The Company has joint venture development agreements for three shopping center projects. These three projects have an aggregate projected cost of approximately $96.7 million and are currently scheduled for completion during 2003 and 2004. The projects located in Long Beach, California (City Place) and Austin, Texas are being financed through the Prudential/DDR Retail Value Fund. The other project is located in St. Louis, Missouri.

Acquisitions:

     In January 2003, the Company acquired a 67% interest in a 296,000 square foot shopping center in Phoenix, Arizona for an aggregate purchase price of approximately $43.0 million of which the Company’s proportionate share is approximately $28.8 million and a 25% interest in a 560,000 square foot shopping center in Pasadena, California for a purchase price of $113.5 million of which the Company’s proportionate share is approximately $28.4 million. The Company’s equity interest in these properties is approximately $17.4 million and $7.1 million, respectively, net of assumed debt. The Company also acquired a 540,000 square foot property in Gulfport, Mississippi for approximately $45.0 million.

Dispositions:

     In March 2003, the Company’s Community Center Joint Venture in which the Company owns a 20% equity interest sold a 440,000 square foot shopping center located in San Diego, California for approximately $95.0 million, recognizing a gain of $35.7 million of which the Company’s portion was $7.1 million.

     Subsequent to the merger date, in March and April 2003, the Company sold three shopping center assets aggregating 0.4 million square feet of GLA previously owned by JDN for approximately $7.8 million. The Company also sold three business center properties in April 2003 aggregating 0.4 million square feet of GLA for approximately $14.0 million. In addition, since announcing the merger with JDN, JDN sold eight shopping center assets for approximately $81.1 million through the merger date.

Financings:

     In January 2003, the Company entered into a $150 million secured financing for five years with interest at a coupon rate of 4.41%. In addition, the Company entered into two interest rate swaps aggregating $100 million, effectively converting floating rate debt into fixed rate debt with an effective weighted average coupon rate of 2.875% and a life of 1.75 years.

     In March 2003, the Company issued $180 million, 8.0% Preferred G depository shares each representing 1/10 of a preferred share. The proceeds from this offering were used to repay $75 million, 8.875% and $105 million, 9.0% Preferred Operating Partnership Units.

     In March 2003, in conjunction with the JDN merger, the Company entered into a $300 million bridge facility with Bank of America. This facility bears interest at LIBOR plus 1.0% and has a one-year term with two six month extension options.

     Developers Diversified Realty Corporation currently owns and manages approximately 400 retail properties in 44 states comprising over 85 million square feet of real estate under management. DDR is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.

     A copy of the Company’s Quarterly Supplemental Financial/Operational package is available to all interested parties upon written request at our corporate office to Michelle A. Mahue, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http:/www.ddr.com.

     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property or the loss of a major tenant. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2002.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

Financial Highlights
(In thousands — except per share data)

	Three Month Period
	Ended March 31,

	2003	2002

Revenues:
Minimum rent (A)	$74,371	$60,701
Percentage and overage rents	1,185	907
Recoveries from tenants	19,773	15,554
Ancillary income	358	354
Other property related income	74	225
Management fee income	2,604	2,762
Development fees	329	505
Interest income	1,634	677
Other (B)	3,063	3,736

	103,391	85,421

Expenses:
Operating and maintenance	13,190	9,275
Real estate taxes	12,206	10,008
General and administrative (C)	7,724	6,488
Interest	19,083	18,939
Depreciation and amortization	20,038	21,004

	72,241	65,714

Income before equity in net income of joint ventures, minority equity interests, discontinued operations and gain on sales of real estate and real estate investments	31,150	19,707
Equity in net income of joint ventures (D)	10,099	6,726
Minority equity interests (E)	(3,064)	(5,604)

Income from continuing operations	38,185	20,829
Income from discontinued operations (F)	—	348

Income before gain on sales of real estate and real estate investments	38,185	21,177
Gain on sales of real estate and real estate investments	200	2,754

Net income	$38,385	$23,931

Net income, applicable to common shareholders	$26,510	$16,936

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$26,510	$16,936
Depreciation and amortization of real estate investments	19,721	20,931
Equity in net income of joint ventures	(10,099)	(6,726)
Joint ventures’ FFO (D)	7,794	8,596
Minority equity interests (OP Units)	377	384
Original issuance costs associated with the Preferred OP Units redeemed (G)	4,990	—

FFO	$49,293	$40,121

Per share data:
Earnings per common share
Basic	$0.38	$0.28

Diluted	$0.37	$0.27

Dividends Declared	$0.41	$0.38

Funds From Operations — Basic (H)	$0.69	$0.65

Funds From Operations — Diluted (H)	$0.68	$0.64

Basic — average shares outstanding (thousands)	70,087	60,992

Diluted — average shares outstanding (thousands)	71,218	61,963

(A)	Increases in base and percentage rental revenues for the three month period ended March 31, 2003 as compared to 2002, aggregated $13.8 million consisting of $0.6 million related to leasing of core portfolio properties (an increase of 1.3% from 2002), $8.3 million from the acquisition of twelve shopping centers in 2002 and 2003, $4.7 million is attributed to the JDN merger and $0.6 million relating to developments and redevelopments. Additionally, an increase of $0.1 million relates to the business center properties. These amounts were offset by $0.5 million due to the transfer of one property to a joint venture in 2002. Included in the rental revenues for the three month period ended March 31, 2003 and 2002 is approximately $1.4 million and $1.1 million, respectively, of revenue resulting from the recognition of straight line rents.

(B)	Other income for the three month period ended March 31, 2003 and 2002 included approximately $0.3 million and $1.6 million, respectively, in lease termination revenue. Other income for the three month period ended March 31, 2003 includes approximately $2.4 million of income from the settlement of a call option relating to the MOPPRS debt assumed from JDN. Included in other income for the period ended March 31, 2003 and 2002 was approximately $0.4 million and $2.3 million, respectively, relating to the sale of certain option rights (2003) and the sale of development rights to the Wilshire project in Los Angeles, California in 2002.

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the three month periods ended March 31, 2003 and 2002, general and administrative expenses were approximately 4.6% and 4.2%, respectively, of total revenues, including joint venture revenues, for each period.

(D)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three month period
	ended March 31,

	2003(b)	2002(b)

Revenues from operations (a)	$64,107	$55,072

Operating expense	23,204	18,620
Depreciation and amortization of real estate investments	11,076	7,801
Interest expense	19,750	16,742

	54,030	43,163

Income from operations before gain on sale of real estate and real estate investments and tax expense	10,077	11,909
(Loss) gain on sale of real estate and real estate investments	(758)	5,452
Income from discontinued operations	130	2,539
Gain on sale of discontinued operations	35,690	10,641

Net income	$45,139	$30,541

DDR Ownership interests (b)	$10,437	$7,987

Funds From Operations from joint ventures are summarized as follows:
Net income	$45,139	$30,541
(Gain) on sale of real estate and real estate investments, including discontinued operations	(35,690)	(15,348)
Depreciation and amortization of real estate investments	11,411	9,115

	$20,860	$24,308

DDRC Ownership interests (b)	$7,794	$8,596

DDRC Partnership distributions received, net	$20,641	$23,644

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(a)	Revenues for the three month periods ended March 31, 2003 and 2002 included approximately $0.9 million and $1.0 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.3 million and $0.4 million, respectively.

(b)	At March 31, 2003 and 2002, the Company owned joint venture interests relating to 51 and 55 shopping center properties, respectively. In addition, at March 31, 2003 and 2002, respectively, the Company owned through its 25% owned joint venture, 88 and approximately 200 shopping center sites formerly owned by Service Merchandise.

The Company’s share of joint venture net income has been reduced by $0.4 million and $1.3 million for the three month periods ended March 31, 2003 and 2002, respectively, to reflect additional basis depreciation and the elimination of gain on sale in relation to a property acquired by the Company from a joint venture.

(E)	Minority Equity Interests are comprised of the following:

	Three Month Period
	Ended March 31,

	2003	2002

Minority interests	$451	$450
Preferred Operating Partnership Units	2,236	4,770
Operating Partnership Units	377	384

	$3,064	$5,604

(F)	The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

Three Month Period
Ended March 31,
2002

Revenues	$1,106

Expenses:
Operating	312
Depreciation	298
Interest	148

758

$348

(G)	Represents original issuance costs from the $180 million of preferred operating partnership units issued in 1999 and 2000. These preferred units were redeemed in March 2003 with the proceeds from the issuance of the Preferred Class G shares. This represents a non-cash charge to net income available to common shareholders and is not an adjustment to net income. Moreover, this treatment is consistent with the Company’s redemption of previously redeemed preferred securities which did not reflect an adjustment to net income available to common shareholders.

(H)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion, on a weighted average basis, of Operating Partnership Units (OP Units) outstanding at March 31, 2003 and 2002 into 0.9 million and 1.0 million common shares of the Company for the three month periods ended March 31, 2003 and 2002, respectively. The weighted average diluted shares and OP Units outstanding were 72.3 million and 63.0 million for the three month periods ended March 31, 2003 and 2002, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

Selected Balance Sheet Data:

	March 31, 2003	December 31, 2002

Assets:
Real estate and rental property:
Land	$800,712	$488,292
Buildings	2,641,600	2,109,675
Fixtures and tenant improvements	75,520	72,674
Land under development	17,059	20,028
Construction in progress	365,228	113,387

	3,900,119	2,804,056
Less accumulated depreciation	(428,702)	(408,792)

Real estate, net	3,471,417	2,395,264
Cash	26,356	16,371
Advances to and investments in joint ventures	301,998	258,610
Notes receivable	11,855	11,662
Receivables, including straight line rent	69,596	60,074
Other assets	38,537	34,871

	$3,919,759	$2,776,852

Liabilities:
Indebtedness:
Revolving credit facilities	$488,000	$446,000
Variable rate unsecured term debt	300,000	22,120
Unsecured debt	540,215	404,900
Mortgage and other secured debt	839,194	625,778

	2,167,409	1,498,798
Dividends payable	34,859	25,378
Other liabilities	128,144	92,070

	2,330,412	1,616,246
Minority interests	40,972	215,045
Shareholders’ equity	1,548,375	945,561

	$3,919,759	$2,776,852

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)

Selected Balance Sheet Data (Continued):

Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	March 31,	December 31,
	2003	2002

Land	$406,579	$368,520
Buildings	1,267,881	1,219,947
Fixtures and tenant improvements	23,915	24,356
Construction in progress	108,080	91,787

	1,806,455	1,704,610
Accumulated depreciation	(150,178)	(153,537)

Real estate, net	1,656,277	1,551,073
Receivables, including straight line rent, net	51,171	64,642
Investment in joint ventures	13,855	12,147
Leasehold interests	26,376	26,677
Other assets	84,346	80,285

	$1,832,025	$1,734,824

Mortgage debt (a)	$1,176,196	$1,129,310
Notes and accrued interest payable to DDRC	94,375	106,485
Amounts payable to other partners	71,907	71,153
Other liabilities	77,007	61,898

	1,419,485	1,368,846
Accumulated equity	412,540	365,978

	$1,832,025	$1,734,824

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $413.3 million and $387.1 million at March 31, 2003 and December 31, 2002, respectively.